EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                (407) 298-2000
       Email: lclifton@lglgroup.com

                                       Victor Emmanuel, VJE Consultants:                                                                      (914) 305-5198

The LGL Group Inc. Announces Appointment of
Dr. Michael Chiu to its Board of Directors

Orlando, FL, November 3, 2010 -- The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced today that Dr. Michael Chiu has been appointed to serve on its Board of Directors effective October 28, 2010.

Dr. Chiu was most recently the President and Chief Technology Officer of Trophos Energy, a venture-backed bio-energy company.  He previously served as a Business Unit Manager at Teradyne, Inc., a semiconductor automated test equipment supplier.  Dr. Chiu holds a Ph.D. in engineering and an MBA, both from the Massachusetts Institute of Technology.
Greg Anderson, the Company’s President and Chief Executive Officer said “We’re delighted that Dr. Chiu has joined our Board of Directors.  He brings significant expertise in semiconductors and alternative energy, which will assist LGL develop new products, expand engineering capabilities and provide direction for our business development activities. His appointment will also further strengthen the Company’s ties to the MIT community.”

Q3 2010 Earnings Call Announced

The Company also announced recently that its Q3 2010 earnings results will be issued in a detailed press release on Wednesday, November 10, 2010, after market close.  The Company will hold an investor conference call on Thursday, November 11, 2010 at 10:00 a.m. EST to discuss the Company’s Q3 2010 earnings results, current business activities and strategy.

Presentation materials will be available on the LGL website on Wednesday, November 10, 2010 at 6:00 p.m. EST: www.lglgroup.com.

Participants are invited to “attend” the online meeting using Conferencing Center LIVE;
or access the conference call at (800) 895-0231 for domestic callers and (785) 424-1054 for international callers. The participant code is LGLIR111.

To attend the event, participants are asked to click on the following link: Join the meeting. Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.  The meeting ID is: LGLIR111; the entry code is: attend.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in the Company’s filings with the Securities and Exchange Commission.